Press Release

Boehringer Ingelheim GmbH

Boehringer Ingelheim and Micromet Announce Global Collaboration for Multiple Myeloma BiTE Antibody

Ingelheim, Germany, and Bethesda, MD, USA, May 5, 2010 -- Boehringer Ingelheim and Micromet, Inc. (Nasdaq: MITI) announced today that they have entered into a collaboration agreement for the research, development and commercialization of a new BiTE antibody for the treatment of multiple myeloma.

Despite recent advances in the treatment of multiple myeloma, the disease remains largely incurable.  While the majority of patients initially respond to treatment, almost all of these patients will eventually relapse.

“Multiple myeloma will be an indication of focus for Micromet and we are very pleased to collaborate with Boehringer Ingelheim, an industry leader with a proven track record of successful partnerships,” said Christian Itin, Ph.D., Micromet’s President and Chief Executive Officer. “In line with the strategic importance of hemato-oncology for Micromet we have retained U.S. co-promotion rights for this product candidate consistent with our goal of building a commercial hematology franchise in the United States.”

"We recognize the advantage of combining Micromet’s BiTE antibody platform with our target identification and development expertise and we believe that a BiTE antibody has the potential to address the significant unmet medical need of patients with multiple myeloma,” said Wolfgang Rettig, M.D., Ph.D., Head of Corporate Research, Boehringer Ingelheim. “This collaboration builds on the unique strengths of Micromet and Boehringer Ingelheim."

Micromet and Boehringer Ingelheim will collaborate on the development of the BiTE antibody. Micromet is responsible for discovery of the BiTE antibody and will jointly conduct with Boehringer Ingelheim further pre-clinical studies.  Boehringer Ingelheim is responsible for all manufacturing activities, clinical development and worldwide commercialization subject to Micromet’s co-promotion right in the U.S. Micromet will bear the costs up to a pre-defined amount for its preclinical activities. During commercialization Micromet will solely bear the costs for its sales force in the U.S.  All other costs for research, development, manufacturing and commercialization of the BiTE antibody will be borne by Boehringer Ingelheim.
CD Communications Binger Straße 173 D-55216 Ingelheim am Rhein www.boehringer-ingelheim.com Phone +49 6132 77-xxxx Fax +49 6132 77-xxxx

Under the terms of the agreement Boehringer Ingelheim will pay Micromet an upfront cash payment of €5 million (approximately $6.6 million). Micromet is eligible to receive development and regulatory milestone payments of up to €50 million (approximately $66 million) and tiered low double-digit royalties on product sales outside the U.S. In the U.S. Micromet and Boehringer Ingelheim will jointly co-promote the BiTE antibody with commercial terms commensurate with a profit split.

About BiTE Antibodies
BiTE® antibodies are designed to direct the body's cytotoxic, or cell-destroying, T cells against tumor cells, and represent a new therapeutic approach to cancer therapy. Typically, antibodies cannot engage T cells because T cells lack the appropriate receptors for binding antibodies. BiTE antibodies have been shown to bind T cells to tumor cells, ultimately inducing a self-destruction process in the tumor cells referred to as apoptosis or programmed cell death. In the presence of BiTE antibodies, T cells have been demonstrated to serially eliminate tumor cells, which explains the activity of BiTE antibodies at very low concentrations. Through the killing process, T cells start to proliferate, which leads to an increased number of T cells at the site of attack.

About Boehringer Ingelheim
The Boehringer Ingelheim group is one of the world’s 15 leading pharmaceutical companies. Headquartered in Ingelheim, Germany, it operates globally with 142 affiliates in 50 countries and more than 41,500 employees. Since it was founded in 1885, the family-owned company has been committed to researching, developing, manufacturing and marketing novel products of high therapeutic value for human and veterinary medicine.

In 2009, Boehringer Ingelheim posted net sales of 12.7 billion euro while spending 21% of net sales in its largest business segment Prescription Medicines on research and development.

For more information please visit www.boehringer-ingelheim.com

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. Two of Micromet's BiTE antibodies and three of its conventional antibodies are currently in clinical trials. Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including sanofi-aventis, Bayer Schering Pharma, Merck Serono, Boehringer Ingelheim, MedImmune and Nycomed. Additional information can be found at www.micromet-inc.com

Safe Harbor Statement

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the operation of the global collaboration with Boehringer Ingelheim, the efficacy, safety and intended utilization of our product candidates, including the BiTE antibody that is the subject of the agreement with Boehringer Ingelheim, the mode of action of BiTE antibodies, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and the future payment of milestone and royalty payments by Boehringer Ingelheim. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including sanofi-aventis, Merck Serono, Boehringer Ingelheim, and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010, as well as other filings by the company with the SEC.

Contacts:

Micromet, Inc.
Jennifer Neiman
Director, Corporate Communications
240-235-0246
jennifer.neiman@micromet-inc.com

Boehringer Ingelheim GmbH
Julia Meyer-Kleinmann
Director Corporate Communications
Phone +49/6132/77 82 71
Fax +49/6132/77 70 77
press@boehringer-ingelheim.com

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